Exhibit 12(b)

Central Power and Light Company
Ratio of Earnings to Combined Fixed Charges and Preferred Stock Dividend Requirements
(Unaudited)









                                            Year Ended December 31,

------------------------------------------------------------------
                                              1996          1995          1994        1993          1992

------------------------------------------------------------------------------------
                                              housands, except for ratios)

Operating Income                            $285,647      $282,184     $256,251     $190,079     $266,665
Adjustments:
  Federal income taxes                        47,227        51,755       51,329      (18,954)      34,726

  Provision for deferred income taxes         51,476       (30,025)      26,659       90,520       48,610

  Deferred investment tax credits             (5,553)       (5,789)      (5,789)      (5,806)      (5,837)

  Other income and deductions                (11,572)       14,880        1,272        1,663          890

  Allowance for borrowed and equity
    funds used during construction             1,845         4,514        3,689        2,618        1,171

  Mirror CWIP amortization                         0        41,000       68,000       75,702       82,527


------------------------------------------------------------------------------------
                  Earnings                  $369,070      $358,519     $401,411     $335,822     $428,752

======================================================================


Fixed Charges:
  Interest on long-term debt                $110,375      $116,205     $111,408     $112,939     $125,476
  Interest on short-term debt and other       18,494        19,926       12,365       11,993        7,266

  Preferred stock dividend requirements       22,155        15,586       18,655       20,537       21,769


------------------------------------------------------------------------------------
                                            $151,024     $151,717      $142,428     $145,469     $154,511

===========================================================================


Ratio of earnings to combined fixed
  charges and preferred stock dividend
  requirements
                                               2.44          2.36          2.82        2.31         2.77


